CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Cantor Fitzgerald Equity Dividend Plus Fund (formerly known as Cantor FBP Equity & Dividend Plus Fund), Cantor Fitzgerald Large Cap Focused Fund (formerly known as Cantor Growth Equity Fund), and Cantor Fitzgerald International Equity Fund, each a series of Cantor Select Portfolios Trust, which are included in Form NCSR for the year or period ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 28, 2025